Exhibit 99.1

Appleton Reports First Quarter 2005 Results

(Appleton, Wis., May 9, 2005)  Appleton today reported that net sales for the first quarter ended April 3, 2005, were $253.0 million, a 1 percent increase compared to the same quarter of 2004. That revenue growth resulted from the Company’s January 2005 acquisition of New England Extrusion (NEX), which more than offset the ongoing revenue decline from Appleton’s carbonless business.

The Company reported a net loss of $4.3 million for the first quarter of 2005 compared to net income of $5.5 million for the same quarter of 2004. Appleton recorded a $3.5 million restructuring charge in the first quarter of 2005 as a result of certain reductions in its workforce.

In January 2005, Appleton used $30 million from its revolving credit line to fund a portion of the NEX acquisition. Prior to the end of the first quarter 2005, Appleton repaid $23.5 million of this outstanding revolver balance.

Coated Solutions

In the first quarter 2005, sales revenue for carbonless products, which account for the majority of the Company’s coated solutions segment, decreased 6 percent compared to the same quarter in 2004. The Company benefited from a January 2005 price increase for both its international and domestic roll and sheet products. These price increases helped to offset higher raw material, utility and fuel costs. But the Company’s coated solutions operations were affected by unfavorable manufacturing performance. Carbonless shipment volume also declined 9 percent, consistent with Company expectations, for the first quarter of 2005 as compared to an exceptionally strong first quarter of 2004 where Appleton recorded a 5 percent increase over the same quarter in 2003. The items discussed above had a combined negative impact on the Company’s income of approximately $5 million in the first quarter 2005 versus the same quarter in 2004.

Thermal and Advanced Technical Products

Revenue from thermal and advanced technical products decreased 2 percent during the first quarter 2005 compared to the same quarter of 2004. Stronger pricing for the Company’s point-of-sale and label products during the first quarter 2005 produced revenue gains that were offset by lower shipment volume compared to the first quarter of 2004. The first quarter of 2004 also showed strong volume due, in part, to customers purchasing products in advance of a price increase. The lower shipments in the first quarter of 2005 resulted from inventory reductions by down-channel customers.

Security Products

Revenue from U.S.-based security substrate product operations rose 19 percent during the first quarter 2005 compared to the same quarter in 2004. Revenue from the Company’s BemroseBooth operations declined by nearly 8 percent for the first quarter of 2005 compared to the same quarter in 2004. The reduction in revenue was due to an increasing competitive environment and a general softness in their marketplace.

Performance Packaging

Revenue from Appleton’s performance packaging companies grew 116% in first quarter 2005 compared to the first quarter of 2004, due primarily to the January 2005 acquisition of NEX.  Our other performance packaging companies (American Plastics and C&H Packaging) achieved a 3 percent increase in revenue for the first quarter of 2005 as compared to the first quarter of 2004.

Earnings release conference call

Appleton will host a conference call to discuss its first quarter 2005 results Tuesday, May 10 at

2:00 p.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors

A replay will be available through the end of May.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,400 people, and is 100 percent ESOP-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2004 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facilities and senior subordinated notes.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	April 3, 2005	April 4, 2004
	(unaudited)	(unaudited)

Net sales	$ 253,008	$ 250,582

Cost of sales	191,444	182,422

Gross profit	61,564	68,160

Selling, general and administrative Restructuring and other charges	50,841 3,481	49,868 413

Operating income	7,242	17,879

Interest expense	12,256	13,706
Interest income	(210)	(1,202)
Other expense	245	188

(Loss) income before income taxes	(5,049)	5,187
Benefit for income taxes	(766)	(324)

Net (loss) income	$ (4,283)	$ 5,511

Other Financial Data:

Operating income	$ 7,242	$ 17,879
Depreciation and amortization	19,830	19,954